Exhibit 1.2

(TRANSLATION)

SHARE HANDLING REGULATIONS

OF

KUBOTA CORPORATION

(Kabushiki Kaisha Kubota)

(Amended on April 1, 2012)

CHAPTER I. GENERAL PROVISIONS

Article 1. (Purpose)

The handling of Kubota Corporation (hereinafter referred to as the “Company”) shares, the procedures for exercising the rights of shareholders and fees incidental thereto shall be governed by these Regulations as prescribed under Article 12 of the Articles of Incorporation of the Company, as well as the rules provided by Japan Securities Depository Center, Inc. (hereinafter referred to as “JASDEC”) and account management institutions such as securities companies at which shareholders open transfer accounts (hereinafter referred to as “Securities Companies, etc.”).

Article 2. (Administrator of Shareholder Register)

The Administrator of the Shareholder Register of the Company and its handling office shall be as follows:

The Administrator of the Shareholder Register: Sumitomo Mitsui Trust Bank, Limited 1-4-1, Marunouchi, Chiyoda-ku, Tokyo

Handling office: Sumitomo Mitsui Trust Bank, Limited, Stock Transfer Agency business Planning Dept. 5-33, Kitahama 4-chome, Chuo-ku, Osaka City

CHAPTER II. RECORDATIONS, ETC. IN THE SHAREHOLDER REGISTER

Article 3. (Recordations in the Shareholder Register)

1) Changes in matters described in the Shareholder Register shall be made through notifications from JASDEC such as notifications of all shareholder. The above notifications shall exclude notifications provided for in Article 154, paragraph 3 of the Law Concerning Book Entry Transfers of Corporate Bonds, Stocks, etc. (hereinafter referred to as the “Book-entry Transfer Act”) (Such notifications shall hereinafter be referred to as “Notifications of Individual Shareholders”.)

2) In addition to the preceding paragraph, in the event that new shares are issued, or that the relevant laws and regulations otherwise require, recordations in the Shareholder Register and changes in matters described in the Shareholder Register shall be made without notification from JASDEC.

3) Recordations in the Shareholder Register shall be made by using the letters and symbols designated by JASDEC.

Article 4. (Reporting Regarding Matters Described in the Shareholder Register)

A shareholder shall report its name and address to the Company by way of the Securities Companies, etc. and JASDEC, as determined by JASDEC. The same shall apply to any changes thereto.

Article 5. (Representatives of Corporate Shareholders)

If a shareholder is a corporation, it shall report the name of one (1) representative by way of the Securities Companies, etc. and JASDEC, as determined by JASDEC. The same shall apply to any changes thereto.

Article 6. (Representatives of Shareholders that Jointly Own Shares)

Shareholders who jointly own shares of the Company shall appoint one (1) joint representative, and report the name and address of such representative to the Company by way of the Securities Companies, etc. and JASDEC, as determined by JASDEC. The same shall apply to any changes thereto.

Article 7. (Legal Representatives)

A legal representative of a shareholder who has parental authority or is authorized to act as a guardian shall report his or her name and address to the Company by way of the Securities Companies, etc. and JASDEC, as determined by JASDEC. The same shall apply to any changes thereto or cancellation thereof.

Article 8. (Reporting of Mailing Addresses at Which Non-resident Shareholders, etc. shall Receive Notifications)

1) A shareholder, registered pledgee or its legal representative who is not residing in Japan shall either appoint a standing proxy in Japan or designate a mailing address to receive notifications in Japan.

2) The name of such standing proxy or its address or such mailing address to receive notifications referred to in the preceding paragraph shall be reported to the Company by way of the Securities Companies, etc. and JASDEC, as determined by JASDEC. The same shall apply to any changes thereto or cancellation thereof.

Article 9. (Method of Confirmation of Reports Submitted by way of JASDEC)

In the event that reports to the Company are submitted by way of the Securities Companies, etc. or JASDEC on behalf of a shareholder, the Company shall deem that such reports were made directly by the shareholder.

CHAPTER III. CONFIRMATION OF SHAREHOLDERS

Article 10. (Confirmation of Shareholders)

1) In the event that a shareholder (including a shareholder to whom the Notification of Individual Shareholders has been dispatched) makes requests or otherwise exercises its shareholders rights (hereinafter collectively referred to as “Requests, etc.”), the shareholder shall furnish or attach to the Requests, etc. any material that certifies that the relevant Requests, etc. have been made by such shareholder (hereinafter referred to as “Certification Material, etc.”); provided, however, that this shall not apply if it is substantiated by the Company that the Requests, etc. have been made by such shareholder.

2) In the event that the Requests, etc. by a shareholder to the Company are made by way of the Securities Companies, etc. or JASDEC, it shall be deemed that such Requests, etc. have been made by the shareholder, and no Certification Material, etc. will be required.

3) In the event that the Requests, etc. are made by a proxy, in addition to the procedures set forth in the preceding two paragraphs, a power of attorney to which the signature or name and seal impression of the shareholder is affixed shall be required to be attached. It is further required that the power of attorney shall bear the name and address of the appointee.

4) The provisions of paragraphs 1 and 2 of this Article shall apply mutatis mutandis to a proxy making the Requests, etc.

CHAPTER IV.

PROCEDURES FOR EXERCISING THE RIGHTS OF MINORITY SHAREHOLDERS, ETC.

Article 11. (Procedures for Exercising the Rights of Minority Shareholders, etc.)

In the event that a shareholder directly exercises minority shareholders’ rights, etc. prescribed in Article 147, paragraph 4 of the Book-entry Transfer Act with respect to the Company, written acceptance of the Notification of Individual Shareholders, to which such shareholder affixes his or her signature or name and seal impression, shall be submitted to the Company.

CHAPTER V. PURCHASES OF LESS THAN ONE UNIT SHARE

Article 12. (Method of Making a Request for the Purchase of Less Than One Unit Share)

In the event that a shareholder requests that less than one unit share be purchased by the Company, such request shall be made by way of the Securities Companies, etc. or JASDEC, as determined by JASDEC.

Article 13. (Determination of Purchase Price)

1) The purchase price per share to be included in the request for purchase shall be the closing price on the market of the Tokyo Stock Exchange on the day on which such request for purchase reaches the handling office of the Administrator of the Shareholder Register set forth in Article 2; provided, however, that if no sale and purchase transaction is executed on the Tokyo Stock Exchange on that day, or if such day is not a business day of the Tokyo Stock Exchange, the purchase price shall be the price per share for the first successful transaction on the following business day.

2) The purchase price per share referred to in the foregoing paragraph multiplied by the number of shares for which request for purchase is made shall constitute the purchase price of the shares of the Company.

Article 14. (Payment of the Purchase Price)

1) The Company shall pay the purchase price calculated in accordance with the preceding paragraph less the fee set forth in Article 23 hereof, on the fourth business day from the day immediately succeeding the day on which the purchase price per share is determined by the provision of JASDEC, unless otherwise decided by the Company; provided, however, that if the purchase price is a price cum rights including the right to receive dividends from retained earnings or to receive shares allocated upon a stock split, such payment shall be made on or prior to the record date.

2) The shareholder requesting purchase shall be entitled to request that the purchase price be remitted to the bank account it designates or made in cash at Japan Post Bank.

Article 15. (Transfer of Purchased Shares)

The title to shares of less than one unit subject to a request for purchase shall be transferred to the transfer account of the Company on the day on which the payment of the purchase price is made or the payment procedure is completed in accordance with the preceding paragraph.

CHAPTER VI.

INCREASING SHARES OF LESS THAN ONE UNIT SHARE THROUGH PURCHASES

Article 16. (Method of Making a Request for Increasing Shares of Less Than One Unit Share)

In the event that a shareholder having less than one unit share makes a request (hereinafter referred to as a “Request for Sale to Increase Shares”) that the Company sell shares which, combined with the shares of less than one unit share owned by such shareholder, constitute one unit share of the Company, the shareholder shall submit a Request for Sale to Increase Shares by way of the Securities Companies, etc. or JASDEC, as determined by JASDEC.

Article 17. (Requests for Sale of Number of Shares Exceeding the Balance of Treasury Shares)

In the event that the aggregate number of shares for Requests for Sales to Increase Shares made on the same day exceeds the number of treasury shares which are owned by the Company and are required to be transferred (except for those which the Company owns for specific purposes), all the Requests for Sales to Increase Shares made on such day shall take no effect.

Article 18. (Effective Date of Requests for Sales to Increase Shares)

The Request for Sale to Increase Shares shall be effective on the day on which such Request reaches the handling office of the Administrator of Shareholders set forth in Article 2.

Article 19. (Determination of the Sales Price)

1) The sales price per share to increase shares of less than one unit share shall be the closing price of the auction market of the Tokyo Stock Exchange on the effective date of the relevant Request for Sale to Increase Shares; provided, however, that if no sale and purchase transaction is executed on the Tokyo Stock Exchange on that day, or if such day is not a business day of the Tokyo Stock Exchange, the sales price shall be the price per share for the first successful transaction on the following business day.

2) The sales price per share to increase shares of less than one unit share referred to in the foregoing paragraph multiplied by the number of shares for which request for sale is made shall constitute the sales price of the shares of the Company.

Article 20. (Transfer of Shares Sold)

In connection with the title to the treasury shares equivalent to the number of shares for which the Request for Sale to Increase Shares is made, the Company shall apply for the transfer thereof to the transfer account of the shareholder who has made such Request as determined by JASDEC, on the date on which the Company has confirmed that the sales price plus the fee as defined in Article 23 has been duly remitted by such shareholder by way of the Securities Companies, etc. to the bank account designated by the Company.

Article 21. (Suspension Periods for Requests for Sales to Increase Shares)

1) The Company shall suspend acceptance of Requests for Sales to Increase Shares for periods commencing ten(10) business days before the following dates each year: March 31; September 30; and Any other dates as determined by JASDEC, including the record date.

2) Notwithstanding the foregoing paragraph, the Company may, if deemed necessary by the Company, specify additional dates on which it may suspend acceptance of Requests for Sales to Increase Shares.

CHAPTER VII. SPECIAL EXCEPTIONS FOR SPECIAL ACCOUNTS

Article 22. (Special Exceptions for Special Accounts)

The verification of identity of the shareholder for whom a special account has been opened and other management related to special accounts shall be determined by the account management institution of the special account, as well as by JASDEC.

CHAPTER VIII. FEES

Article 23. (Fees)

The fee for Requests for Purchases of less than one unit share and Requests for Sales to Increase Shares of less than one unit share prescribed in Article 12 and Article 16 respectively shall be as follows: ¥1,500 per Request

SUPPLEMENTARY PROVISIONS

Article 1. (Effective Date)

These Regulations shall take effect on January 5, 2009.

Article 2. (Amendments to These Regulations)

Amendments to these Regulations shall be made through resolutions of the Board of Directors.

End